SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2006
LIGAND PHARMACEUTICALS INCORPORATED
(Exact name of registrant as specified in its charter)
DELAWARE
(State or other jurisdiction of incorporation)
000-20720
(Commission File Number)
10275 Science Center Drive,
San Diego, California
(Address of principal executive offices)
(858) 550-7500
(Registrant’s telephone number, including area code)
77-0160744
(I.R.S. Employer Identification No.)
92121-1117
(Zip Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Ligand Pharmaceuticals Incorporated (the “Company”) and David E. Robinson, Chairman, President and Chief Executive Officer of the Company, entered into a Separation Agreement dated as of July 31, 2006 (the “Separation Agreement”) providing for his resignation as Chairman, President and Chief Executive Officer of the Company. Under the Separation Agreement, Mr. Robinson will receive his base salary and certain benefits for twenty–four months, payable in five equal monthly installments beginning August 1, 2006 and ending December 1, 2006. In addition, all of his unvested stock options and restricted stock will immediately vest and become exercisable, and all of his stock options will be exercisable until January 15, 2007. In connection with the Separation Agreement, Mr. Robinson executed a General Release of Claims in favor of the Company. The Separation Agreement and the General Release of Claims are filed as Exhibits 10.1 and 10.2 hereof and are incorporated by reference herein.
Item 1.02 Termination of a Material Definitive Agreement.
     The Separation Agreement referenced under Item 1.01 above by its terms provides for the termination of Mr. Robinson’s Employment Agreement dated as of May 1, 1996 with the Company as of July 31, 2006.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On August 1, 2006, the Company announced the resignation of David E. Robinson as Chairman, President, Chief Executive Officer and as a director of the Company, effective July 31, 2006. The Company also announced that current director Henry F. Blissenbach has been named Chairman and interim Chief Executive Officer of the Company, effective immediately.
     Dr. Blissenbach, age 63, has served on the Company’s Board of Directors since May 1995, and recently retired as President and Chief Executive Officer of BioScrip, Inc., a publicly-held specialty drug distribution company, a position he held from March 2005 until June 2006. From July 2000 until March 2005, he was Chairman and Chief Executive Officer of Chronimed, Inc., a prescription drug distribution company, and prior to that time, he served as President and Chief Operating Officer of Chronimed.
     In a related action, the Company’s Board of Directors appointed current director John W. Kozarich, Ph.D. to the Audit Committee of the Company’s Board of Directors, to replace Dr. Blissenbach due to his appointment as interim Chief Executive Officer. In addition, Dr. Alexander D. Cross has replaced Dr. Blissenbach on the Compensation Committee and the Nominating Committee, and John Groom has been named Chairman of the Compensation Committee.
     The Company has agreed to pay Dr. Blissenbach $75,000 per month, commencing August 1, 2006, subject to cancellation by either party on thirty days’ notice, for his services as Chairman and interim Chief Executive Officer. In addition, Dr. Blissenbach will be eligible to receive incentive compensation of up to 50% of his base salary, but not more than $150,000, based upon his performance of certain objectives to be agreed upon and incorporated into an employment agreement which the Company and Dr. Blissenbach expect to be entered into shortly. Also, Dr. Blissenbach will receive a special stock option grant to purchase 150,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on August 3, 2006 as reported on The NASDAQ Global Market. These stock options will vest 50% at the end of six months and the remaining 50% will vest at the end of one year, except that all of these stock options will vest upon the appointment of the new Chief Executive Officer. Finally, the Company will reimburse Dr. Blissenbach for all reasonable expenses incurred in discharging his duties as interim Chief Executive Officer, including, but not limited to commuting costs to San Diego and living and related costs during the time he spends in San Diego.
     Dr. Blissenbach was not selected pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Dr. Blissenbach and any of the Company’s other directors or executive officers. There have been no related party transactions between the Company and Dr. Blissenbach reportable under Item 404(a) of Regulation S-K.

     The Company also announced that it will immediately initiate a search for a new Chief Executive Officer, and it expects the search to be completed in a timely manner.
     A copy of the Company’s press release announcing Mr. Robinson’s resignation and the appointment of Dr. Blissenbach is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement dated as of July 31, 2006 by and between the Company and David E. Robinson.

10.2	General Release of Claims dated July 31, 2006 by David E. Robinson.

99.1	Press release of the Company dated August 1, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned.

LIGAND PHARMACEUTICALS INCORPORATED

Date: August 4, 2006	By:	/s/ Warner R. Broaddus
	Name:	Warner R. Broaddus
	Title:	Vice President, General Counsel & Secretary